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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

      Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement/base prospectus and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                 FINAL TERMS NO. 2196 DATED 08 OCTOBER 2010

                        QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$500,000.00 GLOBAL A$ BONDS
     GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
             UNDER THE A$20,000,000,000.00 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2011 CURRENTLY TOTALING A$4,919,810,000.00 (A$935,390,000.00 INCLUDING BUY BACKS)

                          PART A -- CONTRACTUAL TERMS

      Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the base prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 11, 2009, which constitutes a base prospectus dated December 15, 2009 for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") and the U.S. Prospectus dated December 10, 2009 (together, the "Prospectus"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the Original Prospectus and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

      [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

      [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.  (i)    Issuer:                                     Queensland Treasury Corporation

    (ii)   Guarantor:                                  The Treasurer on behalf of the Government of Queensland

    (iii)  Commonwealth Guarantee:                     Applicable

    (iv)   Guarantee Eligibility Certificate Number:   QLDL00016

2.         Benchmark line:                             2011
                                                       (to be consolidated and form a single series with QTC 6% Global A$Bonds due
                                                       14
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                                                       June 2011, ISIN US748305BC27)

3.         Specific Currency or Currencies:            AUD ("A$")

4.  (i)    Issue price:                                102.664%

    (ii)   Dealers' fees and commissions paid by       No fee or commission is payable in respect of the issue of the bond(s)
           Issuer:                                     described in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to
                                                       U.S. persons). Instead, QTC pays fees and commissions in accordance with the procedure described in the QTC Fixed Interest Distribution Group
                                                       Operational Guidelines.

5.         Specified Denominations:                    A$1,000

6.  (i)    Issue Date:                                 11 OCTOBER 2010

    (ii)   Record Date (date on and from which         6 June / 6 December. Security will be ex-interest on and from
           security is Ex-interest):                   7 June / 7 December.

    (iii)  Interest Payment Dates:                     14 June / 14 December

7.         Maturity Date:                              14 June 2011

8.         Interest Basis:                             6 per cent Fixed Rate

9.         Redemption/Payment Basis:                   Redemption at par

10.        Change of Interest Basis or
           Redemption/Payment Basis:                   Not Applicable

11. (i)    Status of the Bonds:                        Senior and rank pari passu with other senior, unsecured debt obligations of QTC

    (ii)   Status of the Guarantee:                    Senior and ranks pari passu with all its other unsecured obligations

12.        Method of distribution:                     Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.        Fixed Rate Note Provisions Applicable

    (i)    Rate(s) of Interest:                        6 per cent per annum payable semi-annually in arrears

    (ii)   Interest Payment Date(s):                   14 June and 14 December in each year up to and including the Maturity Date

    (iii)  Fixed Coupon Amount(s):
           (Applicable to bonds in definitive form)    A$30 per A$1,000 in nominal amount

    (iv)   Determination Date(s):                      Not Applicable

    (v)    Other terms relating to the method of
           calculating interest for Fixed Rate Bonds:  None
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PROVISIONS RELATING TO REDEMPTION

14.        Final Redemption Amount:                    A$1,000 per bond of A$1,000 Specified Denomination
                                                       (NB: If the Final Redemption Amount is other than 100 per cent. of the nominal value the bonds will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the
                                                       Prospectus Directive Regulation will apply and the Issuer will prepare and publish a supplement to the Prospectus)

15.        Early Redemption Amount(s) payable on
           redemption for taxation reasons or on
           event of default and/or the method of
           calculating the same:                       Not Applicable

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.        Form of Bonds:                              Permanent Global Note not exchangeable for Definitive Bonds

17.        Additional Financial Centre(s) or other
           special provisions relating to Payment
           Dates:                                      Not Applicable

18.        Talons for future Coupons or Receipts
           to be attached to Definitive Bonds
           (and dates on which such Talons mature):    No

19.        Other terms or special conditions:          Not Applicable

                                                       (When adding any other final terms consideration should be given as to whether such terms constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive)

DISTRIBUTION

20. (i)    If syndicated, names and addresses of
           Managers and underwriting commitments:      Not Applicable

    (ii)   Date of Dealer Agreement:                   11 DECEMBER 2009

    (iii)  Stabilizing Manager(s) (if any):            Not Applicable

21.        If non-syndicated, name and address of      Westpac Banking Corporation
           relevant Dealer:                            Level 4,
                                                       255 Elizabeth Street
                                                       Sydney NSW 2000

22.        Whether TEFRA D or TEFRA C rules
           applicable or TEFRA rules not applicable:   TEFRA Not Applicable

23.        Non exempt Offer                            Not Applicable
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                                                      (N.B. Consider any local regulatory requirements necessary to be fulfilled so as to be able to make a non-exempt offer in relevant jurisdictions. No such offer should be made in any relevant jurisdiction until those requirements have been met. Non-exempt offers may only be made into jurisdictions in which the base prospectus (and any supplement) has been notified/passported.)

24.       Additional selling restrictions:            Not Applicable
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LISTING APPLICATION

      These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000.00 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
      -------------------------------
              Duly authorized

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                           PART B -- OTHER INFORMATION

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1.   LISTING AND ADMISSION TO TRADING

     (i)    Listing                                   Bourse de Luxembourg.

     (ii)   Admission to trading:                     Application has been made by the Issuer (or on its behalf) for the bonds to be admitted to trading on the regulated market of the Bourse de
                                                      Luxembourg with effect from the Issue Date.

                                                      (Where documenting a fungible issue need to indicate that original securities are already admitted to trading.)

2.   RATINGS

     Ratings:                                         The bonds to be issued have been rated:
                                                      S&P:     AAA
                                                      Moody's: Aaa

                                                      An obligation rate 'AAA' by S&P has the highest credit rating assigned by
                                                      Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                                                      Obligations rated 'AAA' by Moody's are judged to be of the highest quality with minimal credit risk.

                                                      A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

                                                      (The above disclosure should reflect the rating allocated to bonds issued under the bond facility generally or, where the issue has been specifically rated, that rating.)
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3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer. -- Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

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4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)  Reasons for the Offer:                           See "Use of Proceeds" section in the prospectus supplement -- if reasons for offer different from making profit and/or hedging certain risks will need to include those reasons here.

(ii)  Estimated net proceeds:                         Not Applicable.
                                                      (If proceeds are intended for more than
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                                                        one use will need to split out and present in order of priority. If proceeds insufficient to fund all proposed uses state amount and sources of other funding.)

(iii) Estimated total expenses:                         Not Applicable.
                                                        [Expenses are required to be broken down into each principal intended "use"
                                                        and presented in order of priority of such "uses".]

5.    YIELD

      Indication of yield:                              4.90%
                                                        Calculated as 7 basis points less than the yield on the equivalent A$
                                                        Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date. The yield is calculated at the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                                        US748305BC27

(ii)  Common Code:                                      010926238

(iii) CUSIP Code:                                       748305BC2

(iv)  Any clearing system(s) other than Depositary
      Trust Company, Euroclear Bank S.A./N.V. and
      Clearstream Banking, societe anonyme and the
      relevant identification number(s):                Not Applicable

(v)   Delivery:                                         Delivery free of payment

(vi)  Names and addresses of additional Paying
      Agent(s) (if any):                                [ ]

7.    TERMS AND CONDITIONS OF THE OFFER

(i)   Offer Price;                                      Not applicable

(ii)  [Conditions to which the offer is subject;]       Not applicable

(iii) [Description of the application process;]         Not applicable

(iv)  [Details of the minimum and/or maximum
      amount of application;]                           Not applicable

(v)   [Description of possibility to reduce
      subscriptions and manner for refunding
      excess amount paid by applicants;]                Not applicable

(vi)  [Details of the method and time limits
      for paying up and delivering the bonds;]          Not applicable

(vii) [Manner in and date on which results
      of the offer are to be made public;]              Not applicable
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(viii) [Procedure for exercise of any right
       of pre-emption, negotiability of
       subscription rights and treatment of
       subscription rights not exercised;]              Not applicable

(ix)   [Categories of potential investors to
       which the bonds are offered and whether
       tranche(s) have been reserved for certain
       countries;]                                      Not applicable

(x)    [Process for notification to applicants
       of the amount allotted and the indication
       whether dealing may begin before
       notification is made;]                           Not applicable

(xi)   [Amount of any expenses and taxes
       specifically charged to the subscriber or
       Purchaser;]                                      Not applicable

(xii)  [Name(s) and address(es), to the
       extent know to the Issuer, of the placers in
       the various countries where the offer takes
       place.]                                          None
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